CONTACT:	Investors	Media
	EVC Group Douglas Sherk, 415-896-6820 Jennifer Beugelmans, 415-896-6820	EVC Group Steve DiMattia, 917-620-0590

FOR IMMEDIATE RELEASE

STAAR SURGICAL REPORTS ON LATEST COMMUNICATIONS WITH FDA

Company to Provide FDA with Update on Recent Compliance Programs and Commitment by Friday, July 15,
2005

Conference Call Scheduled for 10 a.m. Eastern Time Today

MONROVIA, CA, July 11, 2005—STAAR Surgical Company (Nasdaq: STAA) today announced that it has received a letter from the Food and Drug Administration (FDA) in response to the Company’s responses, dated November 4, 2004 and February 11, 2005, to the FDA’s Form 483 issued in September 2004. This letter, received on July 5, 2005, is the Agency’s first formal communication to the Company since the receipt of the Form 483 following the closure of the Monrovia audit in September 2004. In the letter the FDA states, among other things, that STAAR’s earlier responses reveal that the company has “failed to adequately correct numerous violations” noted on the Form 483. The FDA letter also states that the “FDA is gravely concerned about STAAR’s serious, continuing violations and is prepared to seek the appropriate remedies under the Act.” The FDA also indicates that this letter is its final attempt to notify STAAR of its non-compliance and gives STAAR 10 calendar days following the receipt of the letter to provide its responses and supporting documentation.

STAAR will submit its response to the FDA’s letter within the 10-day deadline. The response will include, among other things, data gathered by STAAR and information about ongoing corrective actions taken by STAAR following the latest update submitted to FDA in February 2005. There can be no assurance that STAAR’s responses to the most recent letter will resolve all of the open issues to the FDA’s satisfaction, although STAAR is committed to using all resources to achieve that result.

STAAR cannot predict the FDA’s reaction to STAAR’s response, but believes that the FDA will pursue enforcement action against the Company if it finds the response inadequate. This action, if taken, would most likely have a material and adverse impact upon STAAR and its prospects.

STAAR continues to believe that the FDA will not grant final approval to market the VISIAN® ICL in the United States until all compliance issues have been resolved.

Conference Call
The Company will host a conference call and webcast today, July 11, 2005 at 10:00 a.m. Eastern Time to provide further details on the FDA letter and review recent actions taken by the Company to improve its regulatory and compliance programs. The dial-in number for the conference call is 800-240-2430 for domestic participants and 303-262-2138 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through 11:59 p.m. Pacific Time on Thursday, July 14, 2005 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11034757#. To access the live webcast of the call, go to STAAR Surgical’s website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical
STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about STAAR’s regulatory compliance plans, actions that may be taken by the FDA, and any other statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products and government approval of new products, services or developments, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the outcome of our proceedings with the FDA Office of Compliance, including our response to the letter received from FDA on July 5, 2005, our ability to implement our cost savings strategies and realize our expected savings, our limited capital resources, the success of our efforts in realigning our management team, our ability to reverse the decline in domestic sales of IOLs, our ability to maintain or enhance our existing product sales and gross profit margin and reduce compliance expenditures, the need to obtain regulatory approval for new products, acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, our ability to compete with much larger ophthalmic companies, general domestic and international economic conditions, access to financing and other factors beyond the control of STAAR Surgical Company, including those detailed from time to time in STAAR Surgical Company’s reports filed with the Securities and Exchange Commission. STAAR Surgical Company assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.